Exhibit 21.1

HUGHES COMMUNICATIONS, INC.

SUBSIDIARIES

The following table sets forth our subsidiaries as of December 31, 2007:

Company(1)	Place of Incorporation	Ownership Interest
Subsidiaries of Hughes Communications, Inc.:
Hughes Network Systems, LLC	Delaware	100%
Electronic Systems Products, Inc	Illinois	93%
Utah Acquisition Corp.	Utah	100%
Subsidiaries of Hughes Network Systems, LLC:
HNS Participações e Empreendimentos Ltda	Brazil	100%
HNS Américas Comunicações Ltda	Brazil	100%
Hughes Telecomunicações do Brasil Ltda.	Brazil	99.99%
Hughes Network Systems (Beijing) Co., Ltd	China	100%
HNS Finance Corp	Delaware	100%
Hughes Network Systems International Service Company	Delaware	100%
HNS-India VSAT, Inc	Delaware	100%
HNS-Shanghai, Inc	Delaware	100%
HNS License Sub, LLC	Delaware	100%
HNS Real Estate, LLC	Delaware	100%
Hughes Network Systems GmbH	Germany	100%
Hughes Communications India Limited(2)	India	83.27%
Hughes Network Systems India Limited	India	99.99%
HCIL Comtel Limited	India	98.98%
P.T. Hughes Network Systems Indonesia	Indonesia	100%
Hughes Network Systems S.r.L	Italy	100%
HNS Mauritius Ltd	Mauritius	100%
HNS de México S.A. de C.V	México	100%
Hughes Network Systems Europe Limited	United Kingdom	100%
Hughes Network Systems Limited	United Kingdom	100%
HNS License Sub Limited	United Kingdom	100%

(1)	Excludes certain inactive subsidiaries which, in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2007.
(2)

Our ownership interest in Hughes Communications India Limited of 83.27% consists of 49% owned indirectly through our wholly owned subsidiary, HNS-India VSAT, Inc.; 11.27% owned indirectly through our subsidiary, Hughes Network Systems India Limited; and 23% owned indirectly through Escorts Motors Limited, in which we indirectly own 49%.